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SERVICES AGREEMENT

This Services Agreement (the “Agreement”) is made and entered into this 1 day of May, 2019 (the “Effective Date”), by and between CannaPowder, Inc., a Nevada corporation with offices located at 20 Raoul Wallenberg Street, Tel Aviv, Israel 6971916 (the “Company”), having its principal place of business at 20 Raul Wallenberg Str., Tel Aviv, and Shai Marco Cohen D.L 40557223 (the “Contractor”).

WHEREAS,	the Company wishes to retain the Services (as defined hereunder) of the Contractor as an independent contractor, and the Contractor agrees to provide Services to the Company, as an independent contractor, as of the Commencement Date of Services (as defined hereunder); and

WHEREAS,	the parties desire to state the terms and conditions of the Contractor’s engagement by the Company.

NOW, THEREFOR, in consideration of the mutual premises, covenants and undertakings contained herein, the parties hereto have hereby agreed as follows:

1 Term

Contractor’s Services with the Company will commence on May 1, 2019 (Commencement Date of Services”) and shall continue as long as the Company continue its operation and progress in fulfilling its goals unless terminated according to Section 4 herein (the “Term”).

2 Services

2.1 The Services will be rendered solely by the Contractor who will serve as the Company CEO and as the chairman of the board of directors of the Company (“The Services”).

2.2 The Contractor shall devote the time, energy, talent, knowledge, experience and best efforts necessary to perform the Services under this Agreement, at a high professional standard, well and faithfully, to the Company’s full satisfaction.

2.3 The Contractor represents that there is no contractual or other legal restriction preventing or limiting him from entering into this Agreement or performing any of his obligations hereunder. The Contractor shall immediately notify the Company of any actual or potential conflict of interest that may arise with respect to his Services.

3 Consideration.

3.1 As full and final consideration for the Services (subject to the provisions of article 3.2 below), the Company shall pay to the Contractor as follow:

3.1.1	As a signing bonus, the Contractor shall be granted options to purchase an aggregate of up to 250,000 Class I warrants, exercisable for a period of two (2) years from the date first set forth above to purchase 250,000 Shares of the Company at an exercise price of $0.01 per Share Share which shall be vested as of the date hereof. The Options shall be deemed fully-paid, fully-earned and vested, nonassessable and assignable.

3.1.2	A Yearly fee in an amount of US$ 1 (one us dollar) which shall be made against issuance of a valid invoice by the Contractor (“Yearly Fee”).

3.1.3	The Contractor shall be granted options to purchase an aggregate of up to: (1) 150,000 Class H warrants, exercisable for a period of five (5) years from the date first set forth above to purchase 150,000 Shares at an exercise price of $1.00 per Share; (2) 150,000 Class F warrants, exercisable for a period of three (3) years from the date first set forth above to purchase 150,000 Shares of the Company at an exercise price of $3.00 per Share Share; and (3) 100,000 Class G warrants, exercisable for a period of five (5) years from the date first set forth above to purchase 100,000 Shares of the Company at an exercise price of $5.00 per Share Share Shares of the Company (together in this subsection 3.1.3 “Options”).

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The Options shall be granted shall vest in 12 equals to 3 months installments, provided that in each instance Contractor’s service has not yet terminated on each such vesting date. The Options shall vest for the first time at the end of the second quarter of 2019. The Options shall be deemed fully paid, fully earned and vested, nonassessable and assignable.

In lieu of payment to the Company as set forth in this Section 3.1 above, the Contractor may elect to convert the Options granted to him, in whole or in part, into the number of option shares calculated pursuant to the formula below, by presentation and surrender thereof to the Company at its principal office or at such other office or agency it may designate from time to time, accompanied by a written notice of exercise, in the form attached hereto as Annex A (the “Issuance Notice”), specifying the number of option shares into which the Contractor desires to convert his Options:

Y(A - B)
X	=	——————
A

In this section 3.1.3:

X = the number of Option Shares to be issued to the Contractor;

Y = the number of Option Shares otherwise purchasable upon exercise of this Options;

A = the Fair Market Value of the shares of the Company (according to the Options issued to the Contractor); and

B = the Exercise Price.

3.2 The Contractor shall bear at his own account and shall not be reimbursed for the expenses incurred by him in rendering the Services under this Agreement, other than for reasonable hotels (up to 4 stars class) and air/flights tickets (economy class) expenses, travel expenses to and from the airports, and reasonable per diem incurred by the Contractor in business travels out of Israel whilst rendering the Services, and against delivery of valid receipts.

3.3 During the Term, the Company shall procure health and life insurance for the Contractor.

4 Termination.

4.1 Each party may terminate this Agreement at any time by providing the other party with a 90 days prior written notice of termination (the “Notice Period”). The Company notice will be accompanied by Board resolution approving the termination of this Agreement.

4.2 During the Notice Period, the Contractor shall be obligated to continue to provide all of his Services and to take all steps, satisfactory to Company, to ensure the orderly transition to any person or entity designated by the Company of all matters handled by the Contractor in the framework of the Services provided to the Company.

4.3 Notwithstanding the provisions of Section 4.2 above to the contrary, concurrently with, or at any time after a Termination Notice is delivered by either party hereto, the Company shall be entitled to waive the Contractor’s Services for the Company during the Notice Period or any part thereof and/or terminate the business relationship prior to the completion of the Notice Period. In such event the Company shall pay to the Contractor an indemnity in lieu of notices in an amount equal to the fees that the Contractor would have received for the remaining part of the Notice Period, and payable on the same dates at which such fees would have received.

4.4 Notwithstanding the above, the Company shall be entitled to terminate the Services hereunder with immediate effect and without paying the Notice Period payments, where said termination is a Termination for Cause.

As used in this Agreement, the term “Termination for Cause” shall mean termination of Services as a result of the occurrence of any one of the following: (a) a breach of trust or fiduciary duties, including but not limited to theft, embezzlement, self-dealing, or breach of the provisions of the Proprietary Right Agreement; (b) any breach of this Agreement by the Contractor, which was not cured within twenty (20) days following a written notice thereof; (c) conviction of the Contractor in a crime or felony involving moral turpitude; or (d) other cause justifying termination of contract under applicable law, (collectively “Cause”).

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5 Confidentiality of the Agreement.

5.1 The terms and conditions of the Services shall be solely as set forth herein. Except as required by law, the terms and conditions of this Agreement shall remain confidential and treated as such by the parties, except that the Company may disclose the same to its auditors, accountants and legal advisors, in its financial statements and in the course of due diligence processes.

5.2 This Agreement, including its exhibits and annexes, is the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior understandings, agreements and discussions between them, oral or written, and is intended, to the extent allowed under the Israeli law, to override any statutory provisions related to the Services of the Contractor by the Company.

6 Absence of Impediment. The Contractor warrants, confirms and undertakes that he is entitled to enter into this Agreement and to assume all the obligations pursuant hereto, that there is no contractual or other impediment to his entering into this Agreement and to his engagement by the Company and that in entering into this Agreement he is not in breach of any other agreement or obligation to which he is or was a party.

7 Relationship of the Parties; Indemnification.

7.1 It is expressed and acknowledged that the Contractor is an independent contractor and that this Agreement does not create any partnership, authority, agency or employer-employee relations between the Contractor and the Company.

7.2 The Contractor alone shall be liable for payment of all the taxes, national insurance and any other compulsory payment applicable to him in connection with its business, in connection with the Services provided by him to the Company and in connection with the performance of any of its obligations pursuant hereto.

8 Miscellaneous.

8.1 A Party’s failure or delay in enforcing any of the provisions of this Agreement shall not in any way be construed as a waiver of any such provisions or prevent such Party thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.

8.2 This Agreement shall be interpreted and construed in accordance with the laws of the State of Israel. The parties submit to the exclusive jurisdiction of the competent courts of Tel-Aviv in any dispute related to this Agreement.

8.3 Captions and paragraph headings used in this Agreement are for convenience only and shall not be used in the construction or interpretation thereof.

8.4 This Agreement (and its Annexes) shall not be amended, modified or varied by any oral agreement or representation other than by a written instrument executed by both parties.

8.5 The provisions of this Agreement shall, where possible, be interpreted in a manner necessary to sustain their legality and enforceability. Without derogating from the foregoing, in the event that any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect due to the fact that it is over-broad or insufficiently limited in time, geography or else, the parties hereby authorize, to the maximum extent legally permissible, the tribunal interpreting such provision(s) to replace the invalid, illegal or unenforceable provision(s) with valid provision(s) the effect of which come as close as possible to that of the invalid, illegal or unenforceable provision(s). The validity, legality and enforceability of the remaining provisions contained herein shall in no way be affected or impaired as a result of any provision contained in this Agreement being held invalid, illegal or unenforceable in any respect.

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IN WITNESS WHEREOF, the parties have duly executed this Services Agreement on the day and year set forth above.

CannaPowder Inc.		Shai Marco Cohen

By:	/s/ Shai Cohen	/s/ Shai Cohen
Name:	Shai Cohen
Title:	CEO

I, adv. Sagi Shemesh_Israeli license number 76005, hereby confirm that this Agreement was duly signed by Mr. [______________], and that his signature binds CannaPodwer Inc.

_____________

Sagi Shemesh

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CANNA POWDER INC .

(Company)

Annex A

(Section 3.1.3)

NOTICE OF EXERCISE

Date: ______________

Dear Sirs,

Re: Issuance Notice

Please be advised that I hereby elect to exercise ________ (________) of the ___________ Shares of the Company subject to the Options which was granted to me on ________ to acquire ________ (________) ___________ Shares of the Company, by a cashless exercise pursuant to Section 3.1.3 to my agreement with the Company.

Yours sincerely,

Contractor
Address: